EXHIBIT 24.1

POWER OF ATTORNEY

Know All Men By These Presents, that the undersigned constitutes and appoints Richard A. Hubbell and Ben M. Palmer, or any one of them, with full power of substitution for such person and in such person’s name, place and stead as his or her true and lawful attorney-in-fact and agent in any and all capacities to sign filings by Marine Products Corporation (the “Company”) to register with the Securities and Exchange Commission (i) up to $150 million of Company common stock for offer and sale from time to time by the Company, and (ii) up to 6,250,000 shares of Company common stock, in the aggregate, for offer and sale from time to time by LOR, Inc., Richard A. Hubbell, and Ben M. Palmer, on a Form S-3 Registration Statement, and to sign any and all amendments and post-effective amendments thereto (including post-effective amendments to increase the amount of securities registered, in accordance with Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, in the capacities indicated, as of this 18th day of June, 2021.

/s/ Gary W. Rollins
Gary W. Rollins, Director

Schedule A

On June 18, 2021, each of the following directors of Marine Products Corporation executed an identical copy of the Power of Attorney to which this Schedule A is attached:

Susan R. Bell

Harry J. Cynkus

Patrick J. Gunning

Jerry W. Nix

Pamela R. Rollins

Timothy C. Rollins